AMENDMENT

TO THE GLOBAL CUSTODY AGREEMENT

This AMENDMENT (this “Amendment”) is made the 1st day of March, 2014 by and between SCHRODER CAPITAL FUNDS (DELAWARE) (“Fund”), including each of its series listed on Exhibit B to the Agreement, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan” or “Chase”), to the CUSTODY AGREEMENT, dated November 5, 2001as amended, by and between the Fund and J.P. Morgan (the “Agreement”).

WHEREAS, the Fund and J.P. Morgan entered in to the Agreement pursuant which J.P. Morgan was appointed to provide custodial and related services to the Fund and now desire to amend the Agreement as provided herein.

NOW, THEREFORE in consideration of the mutual agreements contained herein, Fund and J.P. Morgan agree as follows:

1.              Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.              The Agreement is hereby amended as follows:

a.                                      Section 5C is hereby deleted in its entirety and replaced with the following:

“C.      Chase agrees that it waives its rights to any liens or other security interest over any Financial Assets held for a Fund that may arise under applicable law except (i) for the limited right of sale specified in Clause 14 and (ii) to the extent Chase has advanced funds on a Fund’s behalf in connection with the settlement of purchases and sales of Financial Assets for the Securities Account, Chase shall have a security interest in the Financial Assets which are the subject of such purchases or sale until Chase has been repaid the amount of such advance by the Fund and Chase’s security interest in such Financial Assets shall be released automatically and without any further action required by Chase or the Fund upon Fund’s repayment of such advance to Chase; provided, in the event Chase subordinates such security interest in connection with a collateral control agreement, the amount of the advance made by Chase shall be secured by the other cash, Financial Assets and other property held by Chase for the relevant fund pursuant to this Agreement.”

b.                                      The following shall be added immediately at the end of Section 12F as Section 12G:

“G.      Without prejudice to the Fund’s obligation to indemnify against third party claims under Clause 13, neither party will be liable for any:

(a)                                                indirect, consequential or special losses;

(b)                                                losses as a direct result of changes made to the parties’ respective capital requirements as a result of this Agreement; or

(c)                                                 reputational loss; or

(d)                                                any loss of profit.

The parties agree that the term ‘direct losses’ includes bank charges, interest and reasonable operational and administrative costs and expenses necessarily incurred as a direct result of a breach of this Agreement, negligence, willful default or fraud by the other party and accordingly, these will not be treated as indirect, consequential or special losses for the purposes of Clause 12G of this Agreement.”

3.              Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.              Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  This Amendment supersedes all prior agreements and understandings relating to the subject matter hereof.  References to the Agreement shall be to the Agreement as amended by this Amendment. This amendment shall be deemed effective as of the date it is executed by J.P. Morgan and the Fund. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing and executed by each of the parties.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[Signatures Follow]

IN WITNESS WHEREOF, the Investment Manager, the Fund and J.P. Morgan have caused their names to be signed by their respective officers thereunto duly authorized, in each case, as of the date first above written.

SCHRODER CAPITAL FUNDS (DELAWARE), including each of its series listed on Exhibit B to the Agreement

By:	/s/ William P. Sauer
Name:	William P. Sauer
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ John Miller
Name:	John Miller
Title:	Executive Director